EXHIBIT 99.1

[LOGO OF CENTRAL GARDEN & PET]

Corporate Office
3697 Mt. Diablo Blvd., Suite 310
Lafayette, CA 94549
(925) 283-4573
Fax (925) 283-4984

FOR IMMEDIATE RELEASE

Contact:    Andrew Tammen
Central Garden & Pet
(925) 283-4573

CENTRAL GARDEN & PET ANNOUNCES
TWO-YEAR EXTENSION OF PRIMARY CREDIT FACILITY

LAFAYETTE, CALIFORNIA, JULY 12, 2002—Central Garden & Pet Company (NASDAQ: CENT) today announced that it has extended its primary credit facility with Congress Financial Corporation for two years through July 2004. The extended credit facility provides the Company with an aggregate revolving loan commitment amount of up to $125 million. Current outstanding borrowings under the facility are $57.4 million.

Due to lower borrowing requirements, the Company reduced the size of the facility from $200 million to $125 million. The terms of the extended facility also provide improvements in borrowing base availability and operational flexibility.

Central Garden & Pet Company is a leading producer of consumer garden and pet products. Central’s proprietary branded products include Pennington Seed®, Norcal Pottery™, AMDRO®, Maxide®, Strike®, Lilly Miller®, Grant’s®, and Matthews® Four Seasons garden products, and All-Glass®, Oceanic Systems®, Island®, Kaytee®, TFH®, Nylabone®, Zodiac®, and Four Paws® pet products. For additional information on Central Garden & Pet, including access to the Company’s SEC filings, please visit the Company’s website at http://www.centralgardenandpet.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in the Company’s Securities and Exchange Commission filings, including, without limitation, the resolution of the litigation between the Company and The Scotts Company; the success of and the costs associated with the realignment of the Company’s lawn and garden distribution operations; any liabilities to which the Company may become subject as a result of the August 2, 2000 fire at its Phoenix distribution center; and the impact of any other outstanding or potential litigation.

As previously announced, Central has instructed its financial advisors to study alternatives for maximizing shareholder value, including among others, asset sales and new strategic alliances.

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